UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

DURATEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14292	22-2427618
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

10100 Old Columbia Road, Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 312-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01               Entry into a Material Definitive Agreement

On July 22, 2005, Duratek, Inc. (“Duratek”) entered into an amendment (the “Credit Amendment”) to its Credit Agreement, dated as of December 16, 2003, among Duratek, Inc., various lenders and Calyon, New York Branch (f/k/a Credit Lyonnais New York Branch), as Administrative Agent, as amended (the “Bank Credit Facility”) and to its Security Agreement, dated as of December 16, 2003, among Duratek, Inc., certain subsidiaries thereof and Calyon, New York Branch (f/k/a Credit Lyonnais New York Branch), as Collateral Agent. (the “Security Amendment”, and with the Credit Amendment, the “Amendment”).

The Amendment (i) increases the ability of Duratek to obtain supplemental letters of credit from $10 million to $20 million, while maintaining the overall cap for supplemental letters of credit and performance and fidelity bonds at $35 million, (ii) increases from $250,000 to $2.5 million the amount of unsecured additional indebtedness (as defined in the Bank Credit Facility) that Duratek and its subsidiaries, (as defined in the Bank Credit Facility) may incur at any one time under Section 9.04(xii) of the Bank Credit Facility and (iii) increases from $500,000 to $2.5 million the amount of additional investments (as defined in the Bank Credit Facility) that Duratek and its subsidiaries may make at any one time under Section 9.05(xiii) of the Bank Credit Facility; provided however, that in the case of (ii) and (iii) above, the sum of such additional indebtedness which represents the guaranty of an entity in whom an investment has been made under such section and any such investment in such entity may not exceed $2.5 million in the aggregate.

The above summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit

10.1

Second Amendment to Credit Agreement and First Amendment to Security Agreement dated as of July 22, 2005, among Duratek, Inc., a Delaware corporation, the Lenders party hereto from time to time, and Calyon, New York Branch (f/k/a Credit Lyonnais New York Branch), as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Duratek, Inc.

Date: July 28, 2005	By:	/s/ Robert F. Shawver
Robert F. Shawver,
Executive Vice President and
Chief Financial Officer